Exhibit 10.2

LIFEMD, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of June 13, 2023 (the “Memorial Date”) between LifeMD, Inc. (the “Company”) and Brad Roberts (the “Employee”) memorializing the grant of restricted stock to Employee as set forth below (the “Grant Date”)

WHEREAS, the Company desires to grant the Employee, shares of the Company’s Common Stock, $0.01 par value (“Shares”), subject to certain restrictions as set forth in this Agreement (this “Restricted Stock Award”), pursuant to the LifeMD, Inc. 2020 Equity Incentive Plan (the “Plan”) and any Amendments thereto (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Board of Directors (the “Board”) has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Shares herein to the Employee; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee a restricted Shares award of 600,000 Shares (the “Restricted Shares”). The Restricted Shares shall vest in accordance with Section 2 hereof.

2. Vesting.

(a)	150,000 Restricted Shares vesting January 1, 2024 (or, if earlier, vesting immediately upon the resignation or removal of Justin Schreiber as CEO of the Company or as Chairman of the Board of the Company);

(b)	100,000 Restricted Shares vest upon the healthcare business achieving $100,000,000 in net revenue (defined as gross healthcare sales minus healthcare-related refunds and returns) with a 5% adjusted EBITDA margin, on or before December 31, 2025;

(c)	100,000 restricted shares vest upon the healthcare business achieving $150,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2026;

(d)	100,000 restricted shares vest upon the healthcare business achieving $200,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2027;

(e)	75,000 restricted shares vest on 3/1/24 based on the performance of the Employee in the 2023 calendar year, at the discretion of the CEO and approval by the Board of Directors (or, if earlier, vesting immediately upon the resignation or removal of Justin Schreiber as CEO of the Company or as Chairman of the Board of the Company); and

(f)	75,000 restricted shares vest on 3/1/25 based on the performance of the Employee in the 2024 calendar year, at the discretion of the CEO and approval by the Board of Directors (or, if earlier, vesting immediately upon the resignation or removal of Justin Schreiber as CEO of the Company or as Chairman of the Board of the Company).

(g) To the extent it is then unvested, the Restricted Shares shall vest upon the termination of the Employee’s employment with the Company without Cause (if termination is by the Company) or for Good Reason (if termination is by Employee), as such terms are defined in the employment agreement of such Employee or if such term or terms is not defined in the employment agreement or there is not an employment agreement, as defined by the Plan. In lieu of fractional vesting, the number of Restricted Shares shall be rounded up each time until fractional Restricted Shares are eliminated.

(h) However, notwithstanding any other provisions of this Agreement, at the option of the Board in its sole and absolute discretion, all Restricted Shares shall be immediately forfeited in the event any of the following events occur:

(i) The Employee purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy then in effect, if any;

(ii) The Employee (A) discloses, publishes, or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets, or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Employee or the benefit of a third party;

(iii) During the term of employment and for a period of two (2) years thereafter, the Employee disrupts or damages, impairs, or interferes with the business of the Company or its Affiliates by recruiting, soliciting, or otherwise inducing any of their respective employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv) During the term of employment and for a period of one (1) year thereafter, the Employee solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Employee or for any other person or entity. For purposes of this clause (v), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Employee has actual knowledge of such prospective customer;

(v) The Employee fails to reasonably cooperate to effect a smooth transition of the Employee’s duties and to ensure that the Company is apprised of the status of all matters the Employee is overseeing or is unavailable for consultation after termination of employment of the Employee, if such availability is a condition of any agreement to which the Company and the Employee are parties;

(vi) The Employee fails to assign all of such Employee’s rights, title, and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Employee used or intended for use by or on behalf of the Company or the Company’s clients;

(vii) The Employee acts in a disloyal manner to the Company, such as making comments, whether oral or in writing, that tend to disparage or injure: (i) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of, business reputation or goodwill of the Company or its Affiliates or (ii) its directors, officers, or stockholders; or

(viii) A finding by the Board that the Employee has acted against the interests of the Company or in a manner that has or may have a detrimental effect on the Company.

In addition, all of the Restricted Shares shall, to the extent it is then unvested, vest immediately prior to the closing for any Change of Control. As used herein, “Change of Control” means: (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(c) For purposes of this Agreement, “Affiliate” means with respect to a person or entity, any other person or entity controlled by, in control of, or under common control with such person or entity, and “controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management policies (whether through ownership of voting securities, by contract, or otherwise, of a person or entity.

3. Representations and Warranties; Acknowledgements. In connection with the grant of the Restricted Shares hereunder, Employee represents and warrants to the Company that:

(a) Employee is acquiring Restricted Shares for Employee’s own account, not as a nominee or agent, for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(b) Employee understands that: (a) the Restricted Shares have not been registered under the Securities Act of 1933 as amended (the “Securities Act”), or any state securities laws, and may not be offered for sale, sold, assigned, or transferred unless (A) subsequently registered thereunder or (B) sold in reliance on an exemption therefrom; and (b) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, Employee represents that Employee is familiar with SEC Rule 144, and understands the resale limitations imposed thereby and by the Securities Act.

(c) Employee is able to bear the economic risk of Employee’s investment in the Shares for an indefinite period of time because the Restricted Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d) Employee and Employee’s advisers have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares as Employee and Employee’s advisers have requested and have had full and free access and opportunity to inspect, review, examine, and inquire about such other information concerning the Company and its Affiliates as they have requested. Employee and Employee’s advisers have also been provided an opportunity to review and ask questions about the Plan.

(e) Employee has had an opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under this Agreement and the Plan, and fully understands the terms and conditions contained herein. Employee is not relying on the Company or any of its employees, agents, or representatives with respect to the legal, tax, economic, and related considerations of an investment in the Shares. Employee understands that in the future the Shares may significantly increase or decrease in value, and the Company has not made any representation to the Employee about the potential future value of the Shares.

(f) Employee understands and agrees that the investment in the Company involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Restricted Shares or the future profitability or success of the Company.

4. Termination of Relationship. Subject to Paragraph 2(a), upon the termination of employment, all unvested Shares of Restricted Shares shall be automatically and irrefutably forfeited. If such forfeiture occurs, Employee shall execute and deliver to the Company any and all further documents (including an Assignment Separate From Certificate) as the Company reasonably requests to further document the forfeiture. As used in this Agreement, “employment”, “employ”, and like terms shall be construed to include any employment or consulting relationship with the Company or its Affiliates. For purposes of this Agreement, a change from such an employment relationship to such a consulting relationship or a relationship as a member of the Board or vice versa shall not be treated as a termination of employment.

5. Redemption. If any of the events specified in Section 2(h) of this Agreement occur within the time periods set forth therein, all Restricted Shares that vested during the applicable timer periods shall be forfeited and forthwith, as necessary, surrendered by the Employee to the Company within ten (10) days after the Employee receives written demand from the Company for such Restricted Shares.

6. Certificates. Certificates—which may be in electronic book entry format or other format used by the Company in ordinary course of doing business— evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Employee’s name promptly after the date the shares are vested. No certificates shall be issued for fractional shares, but rather rounded up to the next whole share.

7. Rights as a Stockholder. Neither the Employee, the Employee’s estate, nor the Transferee have any rights as a shareholder with respect to any Common Stock covered by the Restricted Shares unless and until such Restricted Shares have vested. “Transferee” shall mean an individual to whom such Employee’s vested Restricted Shares are transferred by will or by the laws of descent and distribution.

8. Legend on Certificates. The Certificates representing the vested Restricted Shares delivered to the Employee as contemplated by Section 6 shall bear such legends, and be subject to such stop transfer orders, as the Company may deem advisable to give notice of restrictions imposed by this Agreement, the Plan, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, or any applicable law. The Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9. Transferability. To the extent that the Restricted Shares are then unvested, Employee shall not transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Restricted Shares.

10. Employment by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Employee contemporaneously with the execution of this Agreement (i) shall be deemed to obligate the Company or any of its Affiliates to employ the Employee in any capacity whatsoever, or (ii) shall prohibit or restrict the Company or any of its Affiliates from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company.

11. Sale of Shares Acquired. Any shares of the Company’s Common Stock acquired pursuant to Restricted Stock Awards granted hereunder cannot be sold by the Employee, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act, until at least six (6) months elapse from the date of grant of this Restricted Stock Award, except in the case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

12. Withholding. The Employee acknowledges that the Employee is responsible for all liability for applicable tax related to the issuance or vesting of this Restricted Stock Award. Unless Employee uses a designated broker to sell Shares with an aggregate fair market value sufficient to cover the amount required to be withheld by the Company, or the Employee delivers in cash or certified check the amount required to be withheld by the Company, the Company will issue the number of Shares owed to the Employee under this Restricted Stock Award less a number of Shares equal to, in the aggregate, the amount of applicable tax related to the delivery of such Shares.

13. Adjustments. The Restricted Shares under this Agreement shall be subject to the terms of the Plan, including but not limited to Section 3(b) (Changes in Stock) and 3(c) (Sale Events) of the Plan.

14. Limitation on Obligations. The Company’s obligation with respect to the Restricted Shares granted hereunder is limited solely to the delivery to the Employee of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This Restricted Stock Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Employee for damages relating to any delays in issuing the share certificates to him/her (or his/her designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

15. Securities Laws. Upon the vesting of any Restricted Shares, the Company may require the Employee to make or enter into such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Shares hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals of any governmental agencies as may be required.

16. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach, or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim, or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding, and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

17. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance, shall be governed or interpreted according to the laws of the State of Delaware without regard to choice of law considerations.

18. Restricted Stock Award Subject to Plan. This Restricted Stock Award shall be subject to the terms and provisions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of this Agreement shall control.

19. Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

20. Copy of Plan. By execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

21. New Shares.

(a) Any shares of capital stock of the Company or any successor thereto (“New Shares”) issued by the Company from time to time (including without limitation in any stock split or stock dividend) with respect to Restricted Shares (“Old Shares”) shall also be treated as Restricted Shares for all purposes of this Agreement.

(b) The New Shares so issued shall at all times be vested in the same proportion as the Old Shares are vested. For example: (i) if none of the Old Shares are vested as of the date that the New Shares are issued, then none of the New Shares will be vested when issued, (ii) if, from time to time, 25% of the Old Shares become vested at any later date, then 25% of the New Shares shall also become vested on that date; and (ii) if all of the Old Shares are vested on a date, then all of the New Shares shall be vested on that date.

(c) The New Shares shall be subject to this Agreement, including without limitation Section 3 thereof, to the same extent as the Old Shares.

22. Complete Agreement. By execution of this Agreement, Employee acknowledges that this Agreement contains the complete agreement between the Parties, and supersedes all previous agreements concerning grants of shares, restricted shares, share options, RSUs or other awards pursuant to the Plan or any prior agreement. For avoidance of doubt, all other such awards or grants are cancelled and void.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement as of the date first above written.

COMPANY:

LIFEMD, INC.

/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer & Chairman of the Board

EMPLOYEE:

/s/ Brad Roberts
Brad Roberts
Email: bradmichaelroberts@gmail.com
Address: 300 Chafford Court
Simpsonville, SC 29681-8400

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